Exhibit 10.1

February 12, 2026

Dear Ben,

We are pleased to extend to you this offer of employment with Health Catalyst (“HC” or the “Company”). We are confident that your skills, experience and hard work will contribute meaningfully to the success of the company. This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with HC is at will.

Position:     Chief Executive Officer
Division/Department:     General & Administrative
Base salary:     $600,000
Start date:     February 12, 2026
Location:     Remote

As Chief Executive Officer, you will maintain flexible working hours appropriate to executive-level responsibilities, with general availability during business hours as needed to fulfill his duties.

In addition to the base salary, this full-time employment offer includes the following benefit programs:

Bonus
You will be eligible to receive a bonus equal to 100% of your annual base salary subject to HC’s board of directors (the “Board”) measuring and approving achievement of company performance initiatives, which may be amended by the Board from time to time. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid every 12 months, after approval from the Board and HC’s books for that period have been closed, but in any event no later than March 15 of the year following the bonus year. The bonus, to the extent earned, will be paid if you are employed by HC on the last day of the measurement period, or if your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Executive Severance Plan, as amended from time to time in accordance with the terms herein, the “Severance Plan”).

Restricted Stock Unit Grant
You will receive equity grants of both Company Restricted Stock Units (“RSUs”) and Company Performance-based Restricted Stock Units (“PRSUs”) in the amount of 465,000 RSUs and 465,000 PRSUs, with the grant date to occur no later March 31, 2026. These grants will be subject to the terms and conditions applicable to RSUs and PRSUs granted under the HC’s 2019 Stock Option and Incentive Plan (the “Plan”) as described in the Plan and the applicable RSU award agreement, with the PRSUs subject to performance metrics that will be determined by the Board in its sole discretion as part of the annual grant process. Subject to the terms of the grant agreement and the Plan, 77,500 of the RSUs will be eligible to vest on March 10, 2026 and the balance of the RSUs shall be eligible to vest in ten equal quarterly amounts thereafter. The RSUs and PRSUs will be eligible for accelerated vesting subject to and in accordance with the terms and conditions of the Severance Plan. In addition, your September 24, 2025 RSU grant in the amount of 467,000 (the “2025 Grant”) shall be amended such that 77,833 RSUs shall be eligible to vest on the 2025 Grant amendment date, which shall be March 10, 2026, and the balance of the unvested RSUs under the 2025 Grant shall be eligible to vest in approximately equal amounts on a quarterly basis thereafter, subject to the terms of the RSU grant and the Plan.

Benefit Plans and Fringe Benefits
Eligibility began on the first day of your employment with Health Catalyst.
•Medical, Vision, and Dental Insurance: HC offers both a Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP.
•Basic Life, Accidental Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC. Additional life insurance may be purchased at the expense of the team member.
•Flexible Spending Account: HC offers FSAs for medical, limited purpose, and dependent expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans.
•Leadership Training. The Company will pay or reimburse you for participation or membership in one leadership group at your request and as reasonably approved by the Company.
•Legal Expenses. The Company will pay or reimburse you for legal fees incurred by you in connection with this offer up to $5,000.

Paid Time Off
•Holiday Pay: Health Catalyst offers its team members a very generous holiday pay benefit. Specific details about company holiday schedule will be communicated in new hire orientation.

Retirement Plan
Health Catalyst offers a 401K Retirement Plan with eligibility beginning 90-days after initial employment. The plan allows for employer contributions. The HC 401K Plan is an auto-enrollment plan with a 6% default team member contribution rate.

Executive Severance Plan
You will be designated a Tier 1 Executive under the Company's Executive Severance Plan, subject to the terms therein.

All benefits are subject to change. Additional details about each benefit are available in the Team Member Handbook or by speaking directly with the Human Resource office.

Payroll
For salaried team members, pay checks are issued on a semi-monthly basis with a total of 24 pay periods per calendar year.

EICA
You have signed an Employee Invention and Confidentiality Agreement (“EICA”) and agree to the on-going compliance with such agreements as a condition of employment, to the extent you have not already signed the EICA. These agreements contain “employment at will”, “non-solicitation” and “non-disclosure” provisions.

At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.

The “at-will” nature of your employment shall remain unchanged during your tenure as a team member and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.

HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.

Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact Linda Llewelyn, Chief People Officer, at (801) 573-1704 at your earliest convenience.

We look forward to you joining the Health Catalyst team.

Sincerely,

John A. Kane                    Duncan Gallagher
Board Member, Health Catalyst            Board Member, Health Catalyst